EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 27, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Micron Technology, Inc.'s Annual Report on Form 10-K for the year ended August 28, 2014.

/s/PricewaterhouseCoopers LLP
San Jose, CA
April 17, 2015